Exhibit 23.6

April 3, 2008

Wuxi Pharma Tech BVI Inc

288 FuTe ZhongLu

WaiGaoQiao Free Trade Zone

Shanghai 200131, PRC

CONSENT OF INDEPENDENT APPRAISER

American Appraisal China Limited (“AAC”) hereby consents to the references to AAC’s name and value conclusions for accounting purposes, with respect to the appraisal of the fair value of the equity shares and options granted by Wuxi PharmaTech BVI Inc. (the “Company”) on May 18, 2007, in the Company’s Registration Statement on Form F-1 to be filed with the U.S. Securities and Exchange Commission. The opinion of values is included in the appraisal reports addressed to the board of the Company dated January 18, 2008. AAC also hereby consents to the filing of this letter as an exhibit to the Registration Statement.

In reaching our value conclusions, we relied on the accuracy and completeness of the financial statements and other data provided by the Company and its representatives. We did not audit or independently verify such financial statements or other data and take no responsibility for the accuracy of such information. The Company determines the fair values of the equity shares and options and our valuation reports were used to assist the Company in reaching its determinations.

In giving such consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the rules and regulations adopted by the Securities and Exchange Commission thereunder (the “Act”), nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Act.

Yours faithfully,

/s/ AMERICAN APPRAISAL

AMERICAN APPRAISAL CHINA LIMITED